Exhibit 6
MAURICE KOURY
P.O. BOX 850
BURLINGTON, NC 27216
November 20, 2007
VIA OVERNIGHT COURIER
Cape Fear Bank Corporation
1117 Military Cutoff Road
Wilmington, North Carolina 28405
Attn: Corporate Secretary

Re:	DEMAND FOR RIGHT TO INSPECT BOOKS AND RECORDS PURSUANT TO SECTION 55-16-02 OF THE NORTH CAROLINA BUSINESS CORPORATION ACT (“NCBCA”)
Ladies and Gentleman:
     I, Maurice J. Koury, am the beneficial owner of 227,398 shares of common stock, $3.50 par value per share (“Common Stock”), of Cape Fear Bank Corporation (the “Company”) by virtue of shares of Common Stock held by the brokerage account in my name at Charles Schwab & Co., Inc., the Maurice and Ann Koury Charitable Trust and the Maurice J. Koury Foundation, Inc. and, as a result, hold at least five percent (5%) of the outstanding Common Stock. I have held shares of Common Stock for more than six months immediately preceding the date hereof. I enclose a copy of a letter from Charles Schwab & Co., Inc. regarding my ownership of the Common Stock.
     Pursuant to Section 55-16-02(c) under the NCBCA, I am a “qualified shareholder” and hereby respectfully demand that I and my attorneys and agents be given, during regular business hours, the opportunity to inspect and copy the following books, records and documents of the Company:
1) A complete record or list of the shareholders of the Company, certified by the Company’s transfer agent(s) and/or registrar(s), setting forth the name and address of, and the number, series and class of shares of stock of the Company held by, each shareholder as of the date hereof, and as of the record date established for the 2007 Annual Meeting of Shareholders of the Company, including any adjournments, postponements, reschedulings or continuations thereof or any special meeting that may be called in lieu thereof (the “Annual Meeting”);
2) Relating to the lists of shareholders and all other information referred to in paragraph (1), an electronic medium, preferably an Excel spreadsheet, containing such information, the computer processing data necessary for me to make use of such information and a hard copy printout of such information in order of descending balance for verification purposes;

3) All daily transfer sheets showing changes in the names and addresses of the Company’s shareholders and the number, series or class of shares of stock of the Company held by the Company’s shareholders that are in, or come into, the possession of the Company or its transfer agent(s), or that can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trusts or their nominees from the date of the most recent shareholder list referred to in paragraph (1);
4) Any stop transfer lists or stop lists relating to any shares of stock of the Company and any additions, deletions, changes or corrections made thereto;
5) All information in, or that comes into, the Company’s or its transfer agent(s)’ or registrar(s)’ possession or control or that can reasonably be obtained from brokers, dealers, banks, clearing agencies, voting trusts or their nominees relating to the names and addresses of and number, series and class of shares of stock of the Company held by the participating brokers and banks named in the individual nominee names of Cede & Co. or other similar depositories or nominees, including respondent bank lists, and all omnibus proxies and related respondent bank proxies and listings issued pursuant to Rule 14b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
6) All information in, or that comes into, the Company’s possession or that can reasonably be obtained from brokers, dealers, banks, clearing agencies, voting trusts or their nominees relating to the names of the non-objecting beneficial owners of the stock of the Company pursuant to Rule 14b-1(c) or Rule 14b-2(c) under the Exchange Act, on an electronic medium, preferably an Excel spreadsheet, such computer processing data as is necessary for the undersigned to make use of such information on other electronic medium, and a hard copy printout of such information in order of descending balance for verification purposes. If such information is not in the Company’s possession, custody or control, such information should be requested from Automatic Data Processing - Investor Communications Services (aka Broadridge, Investor Communications Solutions);
7) All lists on an electronic media, preferably an Excel spreadsheet, and the relevant processing data and printouts (as described in paragraph (2) above) containing the name and address of and number, series and class of shares of stock of the Company attributable to any participant in any employee stock ownership plan, employee stock purchase plan or other employee compensation or benefit plan of the Company in which the decision to vote shares of stock of the Company held by such plan is made, directly or indirectly, individually or collectively, by the participants in the plan and the method(s) by which the undersigned or its agents may communicate with each such participant, as well as the name, affiliation and telephone number of the trustee or administrator of each such plan, and a detailed explanation of the treatment not only of shares for which the trustee or administrator receives instructions from participants, but also shares for which either the trustee or administrator does not receive instructions or shares that are outstanding in the plan but are unallocated to any participant;
8) The Company’s by-laws and all amendments now in effect;

9) All reports, studies, analysis, opinions and appraisals relating to the Company’s strategic plan, stock value, market penetration, financial condition and/or results of operations, including, without limitation, the analysis of the Company by an investment banking firm referred in the October 23, 2007 edition of the Wilmington Star;
10) Since January 1, 2005, all records, including, without limitation, resolutions, minutes and written consents, of any final action taken with or without a meeting by the board of directors of the Company, or by a committee of the board of directors while acting in place of the board of directors of the Company, minutes of any meeting of the shareholders and records of taken by shareholders without a meeting; and
11) All press releases, statements or other documents prepaid by or on behalf of the Company and issued to the media that were not filed on a Form 8-K since July 24, 2007, including, without limitation, the statement referenced in the October 23, 2007 edition of the Wilmington Star.
     I further respectfully demand that all changes, modifications, additions or deletions to any and all information referred to above be immediately furnished as such modifications, additions or deletions become available to the Company or its agents or representatives.
     To the extent required by Section 55-16-03(c) of the NCBCA, I will bear the reasonable costs incurred by the Company including those of its transfer agent(s) or registrar(s) in connection with the production, reproduction and transmission of the information demanded. Please provide my counsel named below with an invoice of such costs.
     The purpose of this demand is to enable me to communicate with the Company’s shareholders on matters relating to their interests as shareholders or beneficial owners with respect to the value of an investment in the Common Stock and, possibly, to facilitate and support a proxy solicitation of the Company’s shareholders to elect one or more members of the board of directors of the Company, which I am contemplating but have not decided upon.
     In accordance with Section 55-16-03(a) of the NCBCA, I hereby designate and authorize Michael G. Keeley of Hunton & Williams LLP and any other persons designated by him or by me, acting singularly or in any combination, to conduct the inspection and copying herein requested. Please make available the information identified above to the designated parties no later than December 7, 2007.

     Please advise my counsel, Michael G. Keeley of Hunton & Williams LLP, at (214) 468-3345, as promptly as practicable, when and where the items requested above will be made available to me. If the Company contends that this request is incomplete or is otherwise deficient in any respect, please notify me immediately in writing, with a copy to Michael G. Keeley of Hunton & Williams LLP, 1445 Ross Avenue, Suite 3700, Dallas, Texas 75202, facsimile (214) 740-7138, setting forth the facts that the Company contends support its position and specifying any additional information believed to be required. In the absence of such prompt notice, I will assume that the Company agrees that this request complies in all respects with the requirements of the NCBCA and all other relevant laws. I reserve the right to withdraw or modify this request at any time. Thank you, in advance, for your prompt attention to this matter.
Very truly yours,
/s/ Maurice J. Koury
Maurice J. Koury

cc:	John Cameron Coburn, President, CEO and Chairman, Cape Fear Bank Corp. Michael G. Keeley, Esq., Hunton & Williams, LLP

[CHARLES SCHWAB INSTITUTIONAL LETTERHEAD]
Main Office
1117 Military Cutoff Road
Wilmington, NC 28405
Phone: 910.509.2000
To the Staff of Cape Fear Bank:
This letter is to show the current holdings of Cape Fear Bank in the following accounts held here at Charles Schwab & Co., Inc.,

Registration	Shares as of 11/13/2007
Maurice J Koury Trustee	127,626
Maurice and Ann Koury
Charitable Trust 11/21/2005

Maurice J Koury	94522
Sincerely,
/s/ Melissa Sutton
Melissa Sutton
Relationship Specialist
Southern 1
Schwab Institutional
(877) 738-6815